Exhibit 10.6

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 9th day of May, 2016 (the “Effective Date”), by and between Penn Virginia Corporation, a Virginia corporation (the “Company”), and Nancy M. Snyder, an individual (the “Executive”).

WHEREAS, the Executive is currently employed as the Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set out the terms and conditions for the continued employment relationship of the Executive with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to continue to employ the Executive and the Executive agrees to continue to be employed by the Company for the Term set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization not otherwise defined are defined in Section 25.

2. Term. The term of employment under this Agreement shall commence on the Effective Date and continue until the five (5)-month anniversary of the Effective Date (the “Term”).

3. Position and Duties. During the Term, the Executive shall continue to serve as the Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of the Company. In such capacities, the Executive shall have the same duties, responsibilities and authorities as she currently has. The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company and shall be subject to, and shall comply in all material respects with, the policies of the Company and the Company Affiliates applicable to the Executive; provided that the Executive shall be entitled (i) to serve as a member of the board of directors of SunCoke Energy Partners, L.P. and, with the consent of the Company’s board of directors (the “Board”), other companies, (ii) to serve on civic, charitable, educational, religious, public interest or public service boards, and (iii) to manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.

4. Place of Performance. During the Term, the Executive shall be based at the Company’s executive offices in Radnor, Pennsylvania.

5. Compensation and Benefits.

(a) Base Salary. During the Term, the Company shall pay to the Executive a base salary (the “Base Salary”) at the rate of $335,000 per calendar year, less applicable deductions. The Base Salary shall be reviewed for increase by the Board no less frequently than annually and may be increased in the discretion of the Board, and any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures.

(b) Emergence Bonus. The Executive shall be paid $500,000 if the Company’s emergence from bankruptcy (the “Emergence”) pursuant to a Plan (as defined in the Restructuring Support Agreement dated as of May 9, 2016) occurs on or before October 31, 2016 (a “Qualifying Emergence”) and either (i) the Executive remains employed with the Company through the Qualifying Emergence or (ii) the Executive was terminated by the Company without Cause before the Qualifying Emergence. The Emergence Bonus, if any, will be paid within fifteen (15) days following the date of the Qualifying Emergence. For the avoidance of doubt, no Emergence Bonus will be payable if a Qualifying Emergence does not occur.

(c) Post-Emergence Consulting. Upon the later of the expiration of the Term or the Emergence (the “Consulting Commencement Date”), the Company will enter into a non-exclusive consulting agreement with the Executive, substantially in the form attached hereto as Exhibit B (the “Consulting Agreement”), provided that as of the Consulting Commencement Date, the Executive’s employment with the Company has not been terminated by the Company for Cause or due to her death, disability or voluntary resignation.

(d) Vacation; Benefits. During the Term, the Executive shall be eligible for the same number of paid vacation days as the number for which she is currently eligible, which shall be accrued and used in accordance with the applicable policies of the Company. During the Term, the Executive shall be eligible to participate in such medical, dental, life insurance, retirement and other plans as the Company may have or establish from time to time on terms and conditions applicable to other senior executives of the Company generally. The foregoing, however, shall not be construed to require the Company to establish any such plans or to prevent the modification or termination of such plans once established.

6. Expenses. The Company shall reimburse the Executive promptly for all expenses reasonably incurred by the Executive in the performance of her duties in accordance with policies which may be adopted from time to time by the Company following presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

7. Confidentiality and Non-Disclosure Agreement. The Company and the Executive acknowledge and agree that during the Executive’s employment with the Company, the Executive will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and the Company Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and the Company Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Company and the Company Affiliates:

(a) Non-Disclosure. During and after the Executive’s employment with the Company, the Executive will not use, disclose, copy or transfer any Confidential Information other than as authorized in writing by the Company or for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information, provided that prior to any such disclosure the Executive shall provide the Company with reasonable notice of the requirements to disclose and an opportunity to object to such disclosure and the Executive shall cooperate with the Company in filing such objection; or (ii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7(a).

(b) Materials. The Executive will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company. The Executive will return to the Company all Confidential Information and copies thereof and all other property of the Company or any Company Affiliate at any time upon the request of the Company and in any event immediately after termination of Executive’s employment. The Executive agrees to identify and return to the Company any copies of any Confidential Information after the Executive ceases to be employed by the Company.

(c) Conflicting Obligations and Rights. The Executive agrees to inform the Company of any apparent conflicts between the Executive’s work for the Company and any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

(d) Enforcement. The Executive acknowledges that in the event of any breach or threatened breach of this Section 7, the business interests of the Company and the Company Affiliates will be irreparably injured, the full extent of the damages to the Company and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and the Company Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

8. Termination of Employment.

(a) Permitted Terminations. The Executive’s employment hereunder may be terminated during the Term under the following circumstances:

(i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death;

(ii) By the Company. The Company may terminate the Executive’s employment with or without Cause; and

(iii) By the Executive. The Executive may terminate her employment for any reason or for no reason.

(b) Expiration of Term. Following the expiration of the Term, in the event the Executive continues the Executive’s employment or service with the Company, the Executive’s employment or service will be entirely “at-will” and, subject to Section 14, will not be covered by this Agreement (except for the applicable restrictive covenant provisions, which are intended to survive expiration of the Agreement in all cases).

(c) Termination. Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death and other than a termination upon the expiration of the Term) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination.

(d) Effect of Termination. Upon any termination of the Executive’s employment with the Company, and its subsidiaries, the Executive shall resign from, and shall be considered to have simultaneously resigned from, all positions with the Company and all of its subsidiaries.

9. Compensation Upon Termination.

(a) Death. If the Executive’s employment is terminated during the Term as a result of the Executive’s death, this Agreement shall terminate without further notice or any action required by the Company or the Executive’s legal representatives. Upon the Executive’s death, the Company shall pay or provide to the Executive’s representative or estate (i) any unpaid Base Salary due from the Date of Termination through the end of Term and (ii) all Accrued Benefits, if any, to which the Executive is entitled. Additionally, the Company shall pay or provide to the Executive’s representative or estate the Emergence Bonus, within fifteen (15) days of the Qualifying Emergence, provided that the Qualifying Emergence occurs. Except as set forth herein, the Company shall have no further obligation to the Executive (or the Executive’s legal representatives or estate) under this Agreement.

(b) Termination by the Company for Cause or by the Executive for Any or No Reason. If, during the Term, the Company terminates the Executive’s employment for Cause pursuant to Section 8(a)(ii) or the Executive terminates her employment for any or no reason pursuant to Section 8(a)(iii), the Company shall pay to the Executive all Accrued Benefits, if any, to which the Executive is entitled. Except as set forth herein, the Company shall have no further obligations to the Executive under this Agreement.

10. Indemnification. During the Term and thereafter, the Company agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, both prior to and after the Effective Date, and to advance to the Executive or the Executive’s heirs or representatives such expenses on the same terms and conditions applicable to officers or directors of the Company. During the Term and thereafter, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. This Section 10 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

11. Attorney’s Fees. In the event of any controversy, dispute or claim which arises out of or relates to this Agreement, any other agreement or arrangement between the Executive and the Company, the Executive’s employment with the Company, or the termination thereof, each party shall bear its own expense in respect of for any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred by the Company or the Executive (or any of his beneficiaries) in connection with such controversy, dispute or claim.

12. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i) If to the Company:

Penn Virginia Corporation

Four Radnor Corporate Center

Suite 200

100 Matsonford Road

Radnor, PA 19087

Attention: Edward B. Cloues, II

(ii) If to the Executive:

At the address last shown on the Company’s Records

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

13. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement, including, without limitation, Section 7, shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

14. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 10, 11, 12, 13, 15, 16, 17, 19, 20, 21, 23, 24 and 25 hereof and this Section 14 shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

15. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor corporation. The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

16. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

17. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

18. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

19. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

20. Dispute Resolution. Each of the parties hereto irrevocably and unconditionally (a) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY COMPANY AFFILIATE, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”) whether such Proceeding is based on contract, tort or otherwise; (b) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 12; and (c) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by applicable law.

21. Entire Agreement; Advice of Counsel. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein and supersedes and replaces all other existing agreements related to the subject matter hereof, including, without limitation, the Amended and Restated Executive Change of Control Severance Agreement, dated as of December 20, 2012. The Executive acknowledges that, in connection with her entry into this Agreement, she was advised by an attorney of her choice on the terms and conditions of this Agreement, including, without limitation, on the application of Code Section 409A (as defined below) on the payments and benefits payable or to be paid to the Executive hereunder.

22. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

23. Withholding. The Company may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

24. Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement are exempt from or comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with or exempt from Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. For the sake of clarity, the Company does not hereby agree to indemnify the Executive for liabilities incurred as a result of Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 24(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

25. Release.

(a) Effective upon the Emergence under the Plan and receipt of the Plan Release (as defined below), the Executive will provide the Company with a customary general release of claims, which will exclude: (i) rights of the Executive arising under, or preserved by, this Agreement; and (b) rights to indemnification the Executive has or may have under the by-

laws or certificate of incorporation of any member of the Company’s affiliated group or as an insured under any director’s and officer’s liability insurance policy now or previously in force. As part of such release and upon the Emergence under the Plan and receipt of the Plan Release (as defined below), the Executive’s outstanding performance-based restricted stock unit and restricted stock unit awards and outstanding SERP entitlements will be cancelled as of the Petition Date (as defined in the Plan) without payment of any consideration therefor and without any further action on the part of any party.

(b) The Company agrees to use its commercially reasonable efforts to obtain approval of the Plan containing a customary release (the “Plan Release”) of all claims against the Executive and her successors and assigns (collectively, the “Executive Released Parties”). Notwithstanding the terms of the Plan Release, the Plan Release shall be deemed to exclude claims arising out of or attributable to the Executive’s fraud.

26. Definitions.

“Accrued Benefits” means (i) any unpaid Base Salary through the Date of Termination; (ii) any accrued and unpaid vacation and/or sick days; (iii) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company (excluding any severance plan, program, agreement or arrangement); and (iv) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6. Amounts payable under (A) clauses (i) and (ii) shall be paid promptly after the Date of Termination, (B) clause (iii) shall be paid in accordance with the terms and conditions of the applicable plan, program or arrangement and (C) clause (iv) shall be paid in accordance with the terms of the applicable expense policy.

“Cause” means the Executive’s (i) willful and continued failure to substantially perform the Executive’s duties with the Company or any Company Affiliate (other than any such failure resulting from the Executive’s disability), (ii) conviction of a felony, (iii) willful engagement in gross misconduct materially and demonstrably injurious to the Company or any Company Affiliate or (iv) commission of one or more significant acts of dishonesty as regards the Company or any Company Affiliate.

“Company Affiliate” means any entity controlled by, in control of, or under common control with, the Company.

“Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company or the Company Affiliates. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Company, information publicly available (except as a result of the Executive’s wrongful disclosure of such information) or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Executive prior to her employment by the Company, shall not be considered Confidential Information.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated during the Term by the Company pursuant to Section 8(a)(ii) or by the Executive pursuant to Section 8(a)(iii), the date specified in the Notice of Termination; or (iii) if the Executive’s employment is terminated pursuant to Section 8(b), the last day of the Term.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

PENN VIRGINIA CORPORATION

By:	/s/ R. Seth Bullock
Name:	R. Seth Bullock
Title:	Chief Restructuring Officer

NANCY M. SNYDER

/s/ Nancy M. Snyder

Employment Agreement Signature Page

FINAL VERSION

EXHIBIT A

FORM OF CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of [•], by and between Penn Virginia Corporation, a Virginia corporation (the “Company”), and Nancy M. Snyder (the “Consultant”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Consulting Period. The Company shall retain the Consultant pursuant to the terms of this Agreement, and the Consultant shall provide the “Services” (as defined in Section 2 hereof) for a twelve (12)-month term beginning on [•], 20 [1] and ending on [•], 20 (the “Consulting Period”).

2.	Services. During the Consulting Period, the Company hereby retains the Consultant to perform such services as are reasonable in light of the Consultant’s skills, knowledge and experience and as the Company may reasonably request from time to time (the “Services”), and the Consultant agrees to make herself reasonably available to perform the Services. The Consultant may perform the Services at a location of her choosing.

3.	Consulting Fees; Business Expenses; Professional Liability Insurance. The Company agrees to pay the Consultant, as compensation for the Services, a consulting fee equal to $15,000 per month (pro-rated for any partial months) (the “Fee”), which shall accrue and be payable on a monthly basis, with each monthly payment to the Consultant to be paid as soon as administratively practicable following the first business day of the month to which the payment relates, but in no event later than five (5) days following such first business day. Upon termination of this Agreement by the Company other than for “cause” (which shall be defined as the Consultant’s failure to cure a material breach of this Agreement within fifteen (15) days of the Company’s written notice identifying such breach), the Company agrees to pay the Consultant that amount of Fees equal to (x) $180,000 minus (y) the amount of Fees paid to the Consultant prior to such termination. In addition, upon presentation of appropriate documentation, the Consultant will be reimbursed, in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses (inclusive of expenses associated with any necessary business travel) incurred during the Consulting Period in connection with the Consultant’s performance of the Services, provided that Consultant shall be required to get prior consent for any expenses that could exceed $1,000.

4.	Independent Contractor Status. Both parties agree that (and neither party shall act inconsistently with the understanding that) the Consultant is an independent contractor and that nothing contained in this Agreement shall be deemed or interpreted to constitute the Consultant as a partner, agent, joint-venturer or employee of the Company, nor shall either party have any authority to bind the other. The Consultant agrees that she shall be responsible for all taxes associated with the performance of the Services and shall not be entitled to any employee benefits from the Company. The Consultant agrees to provide a completed Internal Revenue Service Form W-9 (or other requested tax documentation) upon commencement of the Consulting Period. In addition, the Consultant represents that she is fully licensed, where required, or otherwise authorized to perform the Services, and the Consultant agrees to abide by all laws and regulations in performing the Services.

[1]	NTD: Consulting Commencement Date is intended to be the later of the expiration of the Consultant’s Employment Agreement term or the Emergence, so long as the Consultant’s employment has not terminated prior to such time due to cause, voluntary resignation or death or disability.

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FINAL VERSION

5.	Confidentiality. The Company and the Consultant acknowledge and agree that during the Consulting Period, the Consultant will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and its affiliates. The Consultant agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and its affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Consultant that would result in serious adverse consequences for the Company and its affiliates:

(a) Non-Disclosure. During and after the Consulting Period, the Consultant will not use, disclose, copy or transfer any Confidential Information other than as authorized in writing by the Company or within the scope of the Consultant’s duties with the Company as determined reasonably and in good faith by the Consultant. Anything herein to the contrary notwithstanding, the provisions of this Section 5(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Consultant to disclose or make accessible any information, provided that prior to any such disclosure the Consultant shall provide the Company with reasonable notice of the requirements to disclose and an opportunity to object to such disclosure and the Consultant shall cooperate with the Company in filing such objection; or (ii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Consultant’s violation of this Section 5(a).

(b) Materials. The Consultant will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company. The Consultant will return to the Company all Confidential Information and copies thereof and all other property of the Company or its affiliates at any time upon the request of the Company and in any event immediately after termination of the Consulting Period. The Consultant agrees to identify and return to the Company any copies of any Confidential Information after the Consulting Period. Anything to the contrary notwithstanding, nothing in this Section 5 shall prevent the Consultant from retaining a home computer (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to her compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of plans, programs and agreements relating to the Services.

(c) Conflicting Obligations and Rights. The Consultant agrees to inform the Company of any apparent conflicts between the Consultant’s work for the Company and any obligations the Consultant may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

(d) Enforcement. The Consultant acknowledges that in the event of any breach or threatened breach of this Section 5, the business interests of the Company and its affiliates will be irreparably injured, the full extent of the damages to the Company and its affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and its affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting

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FINAL VERSION

bond or security, which the Consultant expressly waives. The Consultant understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Consultant agrees that each of the Consultant’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

(e) “Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company or its affiliates. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Consultant’s employment with or services to the Company, information publicly available or generally known within the industry or trade in which the Company competes and information, or knowledge possessed by the Consultant prior to her employment with or services to the Company, shall not be considered Confidential Information.

6.	Governing Law and Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to the choice of law principles thereof. Each party consents to the exclusive jurisdiction of the courts located in the County of Henrico, Virginia for all disputes arising under this Agreement.

7.	Assignment. This Agreement is personal to each of the parties hereto. Neither party may assign or delegate any rights or obligations hereunder without the express written consent of the other party.

8.	Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (iii) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:	Nancy M. Snyder, at the most recent address on the Company’s file.

If to the Company:	Penn Virginia Corporation Four Radnor Corporate Center Suite 200 100 Matsonford Road Radnor, PA 19087 Attention: [•]

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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FINAL VERSION

9.	Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

10.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument, including by electronic transmission.

11.	Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by both parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement represents the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, supersedes any and all other agreements, verbal or otherwise, between the parties hereto concerning such subject matter, including, without limitation, the Employment Agreement between the Company and the Consultant, effective as of May 9, 2016 (the “Employment Agreement”) (except for those provisions of the Employment Agreement that survive pursuant to Section 14 of the Employment Agreement). No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

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FINAL VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

PENN VIRGINIA CORP.

By:
Name:
Title:

CONSULTANT

Nancy M. Snyder

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